Precision Auto Care, Inc.
                           Consolidated Balance Sheets
                                 March 31, 1998
                                 (In Thousands)

                                                                             Promotora
                                                         Precision         de Franquicias        Pro Forma            Pro Forma
                                                         Auto Care             Praxis           Adjustments            Combined
                                                      ----------------    ----------------    ----------------     ----------------
                        ASSETS
Current Assets:
    Cash                                                      $ 3,278                $ 39                 $ -              $ 3,317
    Accounts receivable                                         8,683               1,529                   -               10,212
    Notes receivable, current portion                             847                   -                   -                  847
    Inventory                                                   3,144                 266                   -                3,410
    Prepaid expenses                                            1,749                   -                   -                1,749
                                                      ----------------    ----------------    ----------------     ----------------
                                                               17,701               1,834                   -               19,535

Property, plant, and equipment, net.                           15,192                 290                   -               15,482
Cost in excess of net assets of acquired businesses            33,561                   -               9,785 (a)           43,346
Deposits, trademarks, and other                                 2,756                   -                (202)(b)            2,554
                                                      ----------------    ----------------    ----------------     ----------------
Total assets                                                 $ 69,210             $ 2,124             $ 9,583             $ 80,917
                                                      ================    ================    ================     ================

          LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable & accrued liabilities                    $ 8,021               $ 641                 $ -              $ 8,662
    Notes payable, current                                      1,240                   -                   -                1,240
    Income taxes payable                                        1,318                  48                   -                1,366
    Refundable deposits                                           332                  30                   -                  362
    Deferred revenue, current portion                              11                 468                   -                  479
                                                      ----------------    ----------------    ----------------     ----------------
Current liabilities                                            10,922               1,187                   -               12,109

Long-term debt, net of current portion                         11,673                   -               3,770 (c)           15,443
Other long-term liabilities                                     1,467                  15                   -                1,482
                                                      ----------------    ----------------    ----------------     ----------------
Total liabilities                                              24,062               1,202               3,770               29,034

                                                      ----------------    ----------------    ----------------     ----------------
Stockholders' equity                                           45,148                 922               5,813 (d)           51,883
                                                      ----------------    ----------------    ----------------     ----------------
Total liabilities and stockholders' equity                   $ 69,210             $ 2,124             $ 9,583             $ 80,917
                                                      ================    ================    ================     ================

                           Precision Auto Care, Inc.
                  Pro Forma Combined Statements of Operations
                   For the Twelve Months Ended June 30, 1997
                       (In Thousands, Except Share Data)

                                                                Promotora
                                         Precision            de Franqucias           Pro Forma             Pro Forma
                                         Auto Care               Praxis             Adjustments             Combined
                                     -------------------   -------------------   -------------------   -------------------
Sales                                            43,107                 5,114                     -                48,221

Direct cost                                      32,021                 3,201                                      35,222
                                     -------------------   -------------------   -------------------   -------------------
Contribution                                     11,086                 1,913                     -                12,999

General & administrative                          3,828                 1,379                   (32)(e)             5,175
Depreciation & amortization                       2,642                   134                   244 (f)             3,020
                                     -------------------   -------------------   -------------------   -------------------
Operating income                                  4,616                   400                  (212)                4,804
Other income (expense)
      Gain (loss) on currency exchange                                   (138)                  138 (g)                 -
      Interest income                               169                                                               169
      Interest expense                             (442)                 (283)                  (28)(h)              (753)
      Other income (expense)                       (541)                  112                                        (429)
                                     -------------------   -------------------   -------------------   -------------------
Total other income (expense)                       (814)                 (309)                  110                (1,013)
Earnings before taxes                             3,802                    91                  (102)                3,791
                                     -------------------   -------------------   -------------------   -------------------
Income taxes                                      1,986                    56                    18 (i)             2,060
                                     -------------------   -------------------   -------------------   -------------------
Net earnings                                    $ 1,816                  $ 35                $ (120)              $ 1,731
                                     ===================   ===================   ===================   ===================

Earnings per share
   Basic                                         $ 0.33                                                            $ 0.28
                                     ===================                                               ===================
   Diluted                                       $ 0.33                                                            $ 0.28
                                     ===================                                               ===================

                            Precision Auto Care, Inc.
                   Pro Forma Combined Statements of Operations
                    For the Nine Months Ended March 31, 1998
                         (In Thousands, Except Share Data)

                                                              Promotora
                                         Precision          de Franqucias          Pro Forma                Pro Forma
                                         Auto Care             Praxis             Adjustments               Combined
                                     -------------------  ------------------   ------------------       ------------------
Sales                                            35,111               3,855                                        38,966

Direct cost                                      24,580               2,584                                        27,164
                                     -------------------  ------------------   ------------------       ------------------
Contribution                                     10,531               1,271                    -                   11,802

General & administrative                          3,050               1,005                  (32)(j)                4,023
Depreciation & amortization                       1,817                 112                  178 (k)                2,107
                                     -------------------  ------------------   ------------------       ------------------
Operating income                                  5,664                 154                 (146)                   5,672
Other income (expense)
      Gain (loss) on currency exchange                                 (286)                 286 (l)                    -
      Interest income                               121                                                               121
      Interest expense                             (483)               (278)                  45 (m)                 (716)
      Other income (expense)                        (37)                 (6)                                          (43)
                                     -------------------  ------------------   ------------------       ------------------
Total other income (expense)                       (399)               (570)                 331                     (638)
Earnings before taxes                             5,265                (416)                 185                    5,034
                                     -------------------  ------------------   ------------------       ------------------
Income taxes                                      2,441                 (55)                  57 (n)                2,443
                                     -------------------  ------------------   ------------------
Net earnings                                    $ 2,824              $ (361)               $ 128                  $ 2,591
                                     ===================  ==================   ==================       ==================

Earnings per share
   Basic                                         $ 0.52                                                            $ 0.42
                                     ===================                                                ==================
   Diluted                                       $ 0.51                                                            $ 0.42
                                     ===================                                                ==================

                              Precision Auto Care
      Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(1)   Basis of Accounting

On March 31, 1998, Precision Auto Care (Company) completed the acquisition of all the outstanding stock of Promotora de Franquicias Praxis (Praxis) in exchange for 619,265 shares of the Company's common stock and $3,770,000 in cash for a total investment of $10,505,000.

The unaudited pro forma combined statements of operations are presented using the Company's unaudited pro forma consolidated statements of operations for the nine months ended March 31, 1998 and twelve months ended June 30, 1997 combined with Praxis' unaudited statements of operations for the nine months ended March 31, 1998 and twelve months ended June 30, 1997 as if the combination had taken place at the beginning of the respective periods.

The pro forma unaudited combined balance sheet gives effect to the acquisition on the date of the transaction, March 31, 1998 and combines the Company's unaudited March 31, 1998 consolidated balance sheet amounts with Praxis' March 31, 1998 unaudited balance sheet.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the June 30, 1997 audited consolidated financial statements and notes thereto of Precision Tune Auto Care and with the December 31, 1997 audited financial statements and notes thereto of Promotora de Franquicias Praxis.

The following pro forma combined statement of operations is not necessarily indicative of the future results of operations of Precision Auto Care or the results of operations which would have resulted had Precision Auto Care and Praxis been combined during the periods presented. In addition, the pro forma results are not intended to be a projection of future results.

(2) Unaudited Pro Forma Condensed Combined Statement of Operations and Unaudited Pro Forma Condensed Combined Balance Sheet

The accompanying pro forma adjustments reflect adjustments for the following items:

(a) Recognition of the excess of the purchase price over the net assets acquired (goodwill) in the amount of $9,785,000 calculated using the purchase method of accounting as follows:

         Issuance of 619,295 shares of common stock at $10 7/8      $  6,734,506
         Cash consideration                                            3,770,070
                                                                    ------------
         Total purchase price                                       $ 10,504,576
                                                                    ============

         Net tangible assets acquired                               $    922,117
         Amounts allocated to franchise rights and goodwill            9,582,459
                                                                    ------------
         Total purchase price                                       $ 10,504,576
                                                                    ============

(b)  Elimination of the Company's $202,000 investment in Praxis.

(c)  Increase in debt from payment to shareholders of $3,770,000.

(d) Increase for the difference in stockholder's equity from the issuance of 619,265 shares at a market price of $10 7/8.

(e) Reduction of administrative costs of unaffiliated companies that will be eliminated.

(f) Increase amortization expense for additional goodwill being amortized over a period of thirty years.

(g) Elimination of currency losses that were attributed to shareholder loans and payables to the Company.

(h)  Increase in interest expense for the increase in long-term debt.

(i) Reduction in income tax expense for the income tax effect of the operating losses of the Company.

(j) Reduction of administrative costs of unaffiliated companies that will be eliminated.

(k) Increase amortization expense for additional goodwill being amortized over a period of thirty years.

(l) Elimination of currency losses that were attributed to shareholder loans and payables to the Company.

(m)  Increase in interest expense for the increase in long-term debt.

(n) Reduction in income tax expense for the income tax effect of the operating losses of the Company.